================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE WALT DISNEY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         the filing fee is calculated and state how it was determined):

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


                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 24, 1998

                               ----------------

To our Stockholders:

  The 1998 annual meeting of stockholders of The Walt Disney Company will be held at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri, on Tuesday, February 24, 1998, beginning at 10:00 a.m. local time. At the meeting, stockholders will act on the following matters:

    (1) Election of six directors, each for a term of three years;

    (2) Approval of an amendment to the Company's certificate of incorporation to provide for the annual election of directors;

    (3) Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for fiscal 1998;

    (4) Consideration of three stockholder proposals; and

    (5) Any other matters that properly come before the meeting.

  Stockholders of record at the close of business on December 29, 1997 are entitled to vote at the meeting or any postponement or adjournment.

IF YOU PLAN TO ATTEND:

  PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO STOCKHOLDERS AND ONE GUEST. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 8:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:00 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. "STREET NAME" HOLDERS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed

                                          Marsha L. Reed
                                          Corporate Secretary

January 2, 1998
Burbank, California

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ABOUT THE MEETING.........................................................   1

  What is the purpose of the annual meeting?..............................   1
  Who is entitled to vote?................................................   1
  Who can attend the meeting?.............................................   1
  What constitutes a quorum?..............................................   1
  How do I vote?..........................................................   1
  Can I vote by telephone or electronically?..............................   2
  Can I change my vote after I return my proxy card?......................   2
  How do I vote my 401(k) shares?.........................................   2
  What are the Board's recommendations?...................................   2
  What vote is required to approve each item?.............................   2

STOCK OWNERSHIP...........................................................   3

  Who are the largest owners of the Company's stock?......................   3
  How much stock do the Company's directors and officers own?.............   3

ITEM 1--ELECTION OF DIRECTORS.............................................   5

  Directors Standing for Election.........................................   5
  Directors Continuing in Office..........................................   6
  Certain Legal Proceedings...............................................  10
  Executive Compensation..................................................  11
    Report of the Compensation Committee and the Executive Performance
     Subcommittee on Executive Compensation...............................  11
    Compensation Committee Interlocks and Insider Participation...........  13
    Employment Agreement with Michael D. Eisner...........................  14
    Executive Compensation Summary Table..................................  16
    Option Grants for Fiscal 1997.........................................  17
    Option Exercises and Values for Fiscal 1997...........................  18
    Retirement Plans......................................................  18
  Comparison of Five-Year and Thirteen-Year Cumulative Total Returns......  19

ITEM 2--AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR
 ANNUAL ELECTION OF DIRECTORS.............................................  21

ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS............  22

ITEM 4--STOCKHOLDER PROPOSALS.............................................  23

  Proposal 1--Shareholder Rights Plan.....................................  23
  Proposal 2--Corporate Governance........................................  24
  Proposal 3--Contract Supplier Standards.................................  25

OTHER MATTERS.............................................................  28

ADDITIONAL INFORMATION....................................................  29

                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]
                         500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the annual meeting of stockholders of The Walt Disney Company to be held on Tuesday, February 24, 1998, beginning at 10:00 a.m., at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri, and at any postponements or adjournments thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

  At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, the amendment of the Company's certificate of incorporation, ratification of the Company's independent auditors and consideration of three proposals submitted by stockholders. In addition, the Company's management will report on the performance of the Company during fiscal 1997 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

  Only stockholders of record at the close of business on the record date, December 29, 1997, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

  All stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting.

  Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 677,962,055 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

  If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the meeting, you may deliver your completed proxy card in person.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

  If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

  If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE MY 401(k) SHARES?

  If you participate in the Disney Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan (i.e., the Company's "401(k)" plans), you may vote shares of common stock of the Company equivalent to the value of the interest credited to your account by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by February 17, 1998. If you do not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

  You may also revoke previously given voting instructions by February 17, 1998 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  . for election of the nominated slate of directors (see pages 5-6);

  . for the amendment of the Company's certificate of incorporation to provide for the annual election of directors (see pages 21-22);

  . for ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors (see page 22); and

  . against approval of each of the stockholder proposals (see pages 23-28).

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

  . ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  . AMENDMENT OF CERTIFICATE OF INCORPORATION. Approval of the proposed amendment of the Company's certificate of incorporation to provide for the annual election of directors requires the affirmative vote of the holders of an absolute majority of the outstanding common stock.

  . OTHER ITEMS. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

  The Company knows of no single person or group that is the beneficial owner of more than 5% of the Company's common stock.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND OFFICERS OWN?

  The following table shows the stock ownership of the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group, in each case as of December 29, 1997.

                                STOCK OWNERSHIP

                                 AGGREGATE NUMBER     ACQUIRABLE   PERCENT OF
                                    OF SHARES         WITHIN 60      SHARES
             NAME            BENEFICIALLY OWNED(1)(2)  DAYS(3)   OUTSTANDING(4)
  Reveta F. Bowers..........               100            1,100         *
  Roy E. Disney.............         6,161,729          120,000         *
  Michael D. Eisner.........         3,602,915(5)            --         *
  Stanley P. Gold...........             3,516            1,200         *
  Sanford M. Litvack........            11,290          300,000         *
  Ignacio E. Lozano, Jr.....             5,588            1,200         *
  George J. Mitchell........             1,700               --         *
  Lawrence P. Murphy........            21,227          272,000         *
  Thomas S. Murphy..........         1,089,043              400         *
  Richard D. Nanula.........             3,553          114,000         *
  Richard A. Nunis..........           103,661          260,000         *
  Leo J. O'Donovan, S.J.....                --               --        --
  Sidney Poitier............                --            1,200         *
  Irwin E. Russell..........             4,000            1,200         *
  Robert A.M. Stern.........               260            1,200         *
  E. Cardon Walker..........           155,245            1,200         *
  Raymond L. Watson.........            14,040            1,200         *
  Gary L. Wilson............             1,000            1,200         *
  All directors and executive
   officers as a group
   (19 persons).............        11,182,376        1,147,100       1.8%

 *  Represents less than 1% of the Company's outstanding common stock.

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

  . Mr. Eisner--29,600 shares held by his wife directly and as custodian for their children, 12,000 shares held in a trust for his children, 8,799 shares held in trusts of which Mr. Eisner is a trustee and 3,200 shares held in a trust of which Mr. Eisner is the income beneficiary;

  . Mr. Disney--256,320 shares held in trusts for the benefit of his children or grandchildren, of which Mr. Disney is the trustee; and 416 shares beneficially owned by Shamrock Holdings, Inc., of which both Mr. Disney and his wife are officers and directors and the shares of which are held by Mr. Disney, his wife, certain of his children, trusts for the benefit of his children and custodial accounts for the benefit of certain of his children and grandchildren;

  . Mr. Gold--1,440 shares held by his wife and 416 shares beneficially owned by Shamrock Holdings, Inc., of which he is an officer and director;

  . Mr. Litvack--150 shares held by a trust of which he is a co-trustee;

  . Mr. Lozano--440 shares that he holds as custodian for the benefit of his child;

  . Thomas Murphy--17,390 shares held in trust for the benefit of a non-family member and 440 shares owned by Mr. Murphy's wife; and

  . Mr. Nunis--4,380 shares held by a trust of which Mr. Nunis is trustee for the benefit of his son and 815 shares held by his wife as trustee for her children.

  All current directors and executive officers as a group disclaim beneficial ownership of an aggregate of 335,806 shares.

(2) Includes interests in shares held in the Disney Salaried Savings and Investment Plan, with respect to which the officers have sole voting power but no investment rights: Mr. Eisner--8,474 shares; Mr. Litvack--
    790 shares; Mr. Nanula--3,304 shares; Lawrence Murphy--1,175 shares; Mr. Nunis--10,019 shares; and all current directors and executive officers as a group--27,271 shares.

(3) Reflects the number of shares that could be purchased by exercise of options available at December 29, 1997 or within 60 days thereafter under the Company's stock option plans.

(4) Based on the number of shares outstanding at, or acquirable within 60 days of, December 29, 1997.

(5) Does not include 550,000 shares held by The Eisner Foundation, Inc., a charitable not-for-profit corporation in which Mr. Eisner has no pecuniary interest.

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1997 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of one filing with respect to a sale of shares pursuant to an option exercise by Mr. Nunis, which was made after the applicable deadline. The delay was the result of an administrative error on the Company's part in processing the filing on behalf of Mr. Nunis.

                         ITEM 1--ELECTION OF DIRECTORS

                        DIRECTORS STANDING FOR ELECTION

  The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class II expires at the 1998 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be re-elected to Class II for a new term of three years and until their successors are duly elected and qualified.

  Each of the nominees has consented to serve a three-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

  Approval by the Company's stockholders of Item 2 on the agenda for the annual meeting--the proposed amendment to the certificate of incorporation of the Company to provide for the annual election of directors --will not affect the term of the Class II directors, who, if elected, will continue in office until the Company's annual meeting in 2001.

  CLASS II DIRECTORS. The directors standing for election are:

  MICHAEL D. EISNER                                        Director since 1984

  Mr. Eisner, 55, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984. Prior to joining the Company, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+Western Industries, Inc. Prior to joining Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

  STANLEY P. GOLD                                         Director since 1987;
                                              also from June to September 1984

  For more than the past five years, Mr. Gold, 55, has served as President and Chief Executive Officer of Shamrock Holdings, Inc. Since 1990, Mr. Gold has been President of Trefoil Investors, Inc., the general partner of Trefoil Capital Investors, L.P., an investment partnership, as well as President of Shamrock Capital Advisors, Inc., which acts as manager of the partnership.

  THOMAS S. MURPHY                                         Director since 1996

  Mr. Murphy, 72, was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. for 24 years from 1966 to 1990 and from February 1994 until his retirement in February 1996. Mr. Murphy is also a director of Johnson & Johnson and Texaco Inc.

  LEO J. O'DONOVAN, S.J.                                   Director since 1996

  Fr. O'Donovan, 63, has served as President of Georgetown University in Washington, D.C. since 1989. He is a member of the National Council on the Arts of the National Endowment for the Arts and serves on the boards of directors of the Association of Catholic Colleges and Universities and the Consortium of Universities of the Washington Metropolitan Area.

  IRWIN E. RUSSELL                                         Director since 1987

  Mr. Russell, 71, is an attorney presently engaged in private practice, who has served as an attorney and executive in the entertainment industry for many years. He serves as an independent member of the Board of Directors of The Lipper Funds, Inc., a mutual fund group, and of the Southern California Tennis Association, a nonprofit association. He also serves as an ad hoc arbitrator for the Federal Mediation and Conciliation Service and the American Arbitration Association.

  RAYMOND L. WATSON                                        Director since 1974

  Mr. Watson, 71, has served as Chairman of the Executive Committee of the Company's Board of Directors since 1984 and was Chairman of the Board of the Company from May 1983 to September 1984. Since 1986, Mr. Watson has been Vice Chairman of the Board of The Irvine Company, a land development company. From 1985 to 1986, he was Regents Professor in the Graduate School of Management at the University of California, Irvine. Mr. Watson is also a director of Pacific Mutual Holding Company and its subsidiaries Pacific LifeCorp and Pacific Life Insurance Company; Mitchell Energy & Development Co., a company engaged in oil and gas exploration, production, distribution and land development; The Tejon Ranch Company; and the Public Policy Institute of California, a non-profit public policy research institute.

                        DIRECTORS CONTINUING IN OFFICE

  CLASS III DIRECTORS. The following Class III directors were elected at the Company's 1996 annual meeting for terms ending in 1999:

  SANFORD M. LITVACK                                       Director since 1995

  Mr. Litvack, 61, is Senior Executive Vice President and Chief of Corporate Operations of the Company, having served as Senior Vice President and General Counsel from April 1991 through June 1992 and as Executive Vice President Law and Human Resources from June 1992 to August 1994. Mr. Litvack was a litigation partner with the law firm of Dewey Ballantine from 1987 until joining the Company in 1991.

  RICHARD A. NUNIS                                         Director since 1981

  Mr. Nunis, 65, is Chairman of Walt Disney Attractions, which encompasses the Company's theme parks and resorts, and has been a senior executive of the Company or its subsidiaries for more than the past five years. He is also a member of the Board of Directors of SunTrust Bank and of Florida Progress Corporation, a diversified holding company whose interests include an electric utility. Mr. Nunis is a member of the Board of the University of Central Florida Foundation, Inc.

  SIDNEY POITIER                                           Director since 1994

  Mr. Poitier, 70, is an actor, director and writer, serving as Chief Executive Officer of Verdon-Cedric Productions, a film production company. He is also a member of the Board of Directors of Sarah Lawrence College. Mr. Poitier has won many awards, including the Academy Award(R) for Best Actor, the American Film Institute's Lifetime Achievement Award and the Kennedy Center Honors. He belongs to numerous civic organizations, including the Children's Defense Fund, the NAACP Legal Defense and Education Fund and the Natural Resources Defense Council. In addition, he is the Ambassador to Japan from the Commonwealth of the Bahamas.

  ROBERT A.M. STERN                                        Director since 1992

  Mr. Stern, 58, is a practicing architect, teacher and writer. He is Senior Partner of Robert A.M. Stern Architects of New York, which he founded, and a Fellow of the American Institute of Architects. Mr. Stern is also a professor at the Graduate School of Architecture, Planning and Preservation at Columbia University in New York, where he is Director of the Historic Preservation Program. Mr. Stern was the design architect of the Yacht and Beach Club hotels, the Boardwalk Hotel and the Casting Center at the Walt Disney World Resort and the Newport Bay Club and the Cheyenne Hotel at Disneyland Paris. He is also the design architect of the Feature Animation Building at the Company's headquarters in Burbank, California.

  E. CARDON WALKER                                         Director since 1960

  Mr. Walker, 81, was a senior executive of the Company for more than 25 years until 1984, serving as President from 1971 to 1977 and Chairman of the Board and Chief Executive Officer from 1980 to 1983. From 1984 through 1989, he provided consulting and other services to the Company.

  CLASS I DIRECTORS. The following Class I directors were elected at the Company's 1997 annual meeting for terms ending in 2000:

  REVETA F. BOWERS                                         Director since 1993

  Mrs. Bowers, 49, has been the Head of School for the Center for Early Education, an independent school for pre-school through sixth grade located in Los Angeles, since 1976. Mrs. Bowers is a member of the Board of Directors of several non-profit educational organizations, including the National Association of Independent Schools, Educational Records Bureau, Inc., The Fulfillment Fund and the Coalition for Justice.

  ROY E. DISNEY                                      Director since June 1984;
                                                  also from 1967 to March 1984

  Mr. Disney, 67, has been Vice Chairman of the Board of Directors of the Company since 1984, and since November 1985 has also served as head of the Company's animation department. In addition, Mr. Disney is Chairman of the Board of Shamrock Holdings, Inc., which, through its subsidiaries, is engaged in real estate development and the making of investments. Mr. Disney is a nephew of the late Walt Disney.

  IGNACIO E. LOZANO, JR.                                   Director since 1981

  Mr. Lozano, 70, is Chairman of Lozano Enterprises, which publishes La Opinion, the largest Spanish-language newspaper in the Los Angeles metropolitan area. Mr. Lozano was Publisher and Editor of La Opinion from 1953 to 1986, except for the period from 1976 through 1977 when he was the United States Ambassador to El Salvador. Mr. Lozano is a member of the Boards of Directors of Pacific Enterprises, a holding company, and its subsidiary Southern California Gas Co., a natural gas public utility; Pacific Mutual Holding Company and its subsidiaries Pacific LifeCorp and Pacific Life Insurance Company; and a number of public service and charitable organizations.

  GEORGE J. MITCHELL                                       Director since 1995

  Mr. Mitchell, 64, is special counsel to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. He served as a United States Senator for fifteen years commencing in 1980, and was Senate Majority Leader from 1989 to 1995. Mr. Mitchell is a member of the Board of Directors of UNUM Corporation, Federal Express Corp., Starwood Lodging Corp. and Xerox Corporation. He also serves as Chairman of the Peace Negotiations in Northern Ireland, the International Crisis Group, the Ethics Committee of U.S. Olympic Committee and the National Health Care Commission.

  GARY L. WILSON                                           Director since 1985

  Mr. Wilson, 57, is Chairman of the Board of Northwest Airlines Corporation. From July 1985 through December 1989, he was Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was Executive Vice President and Chief Financial Officer of Marriott Corporation, a diversified company involved in lodging, food service and related businesses.

HOW ARE DIRECTORS COMPENSATED?

  CASH COMPENSATION. During the Company's fiscal year ending September 30, 1997, each nonemployee director received a retainer fee based upon an annualized amount of $30,000 through April 30, 1997 and $35,000 thereafter, together with a fee of $1,000 per Board or Committee meeting attended. Nonemployee directors may defer payment of all or part of their fees under the Company's Deferred Compensation Plan for Outside Directors. Such deferrals are generally until termination of the director's service with the Company or until he or she reaches a specified age. Ms. Bowers, Mr. Mitchell and Mr. Murphy are currently participating in this plan. Directors who are also employees of the Company receive no additional compensation for service as directors.

  In December 1997, the Company adopted a new stock and deferred compensation plan for non-employee directors, under which non-employee directors may elect to receive all or part of their retainer and meeting fees either in common stock or in cash or stock unit accounts. Any such deferrals are effective until termination of the participating director's service as a director.

  OPTIONS. Each nonemployee director receives an automatic grant, on March 1 of each year, of options to purchase 2,000 shares of common stock. For fiscal 1997, Ms. Bowers, Fr. O'Donovan and Messrs. Gold, Lozano, Mitchell, Murphy, Poitier, Russell, Stern, Walker, Watson and Wilson received grants under this plan. Each option grant, vesting in equal installments over five years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $73.82 in the case of options granted in 1997.

  OTHER COMPENSATION. During fiscal 1997, Mr. Walker received payments totalling $675,406 with respect to motion pictures in which he invested between 1963 and 1979 under a former incentive program of the Company.

  During fiscal 1997, Company subsidiaries retained the firm of Robert A.M. Stern Architects, of which Mr. Stern is Senior Partner, for architectural services relating to the Celebration project in Florida and the Anaheim Stadium in California. Payments to Mr. Stern's firm for these services aggregated $546,905 during fiscal 1997. Mr. Stern's firm also provided architectural services during the year to Oriental Land Co., Ltd., the Japanese corporation that owns and operates Tokyo Disneyland under license from the Company's subsidiary Disney Enterprises, Inc., and Euro Disney S.C.A., the French company that owns and operates the Disneyland Paris Resort under license from Disney Enterprises. The Company indirectly owns 39% of Euro Disney S.C.A., which is managed by a Company subsidiary. Payments to Mr. Stern's firm by Oriental Land Co. and Euro Disney S.C.A. during fiscal 1997 totalled $968,369.

  Senator Mitchell provides consulting services to the Company with respect to a variety of matters affecting the Company's international business operations and development efforts. During fiscal 1997, the Company paid Senator Mitchell an aggregate of $50,000 for these services.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1997?

  The Board of Directors met six times during fiscal 1997. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served with the exception of Mr. Gold, who attended less than 75% of the meetings of the Board of Directors and the Executive Performance Plan Committee.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

  The Board of Directors has standing Executive, Compensation, Audit Review and Nominating Committees. In addition, the Board has created an Executive Performance Subcommittee within the Compensation Committee.

                          BOARD COMMITTEE MEMBERSHIP

                                                       EXECUTIVE       AUDIT
                           EXECUTIVE   COMPENSATION   PERFORMANCE     REVIEW     NOMINATING
            NAME           COMMITTEE    COMMITTEE     SUBCOMMITTEE   COMMITTEE   COMMITTEE
  Reveta F. Bowers........                   *              *             *           *

  Roy E. Disney...........      *

  Michael D. Eisner.......      *

  Stanley P. Gold.........                   *             **                        **

  Sanford M. Litvack......

  Ignacio E. Lozano, Jr...                   *              *            **

  George J. Mitchell......                                                *           *

  Thomas S. Murphy........      *           **

  Richard A. Nunis........

  Leo J. O'Donovan, S.J...                                                *

  Sidney Poitier..........                   *              *

  Irwin E. Russell........                   *

  Robert A.M. Stern.......

  E. Cardon Walker........                                                *

  Raymond L. Watson.......     **            *                            *

  Gary L. Wilson..........                                                            *

  * Member.
 ** Chairperson.

  EXECUTIVE COMMITTEE. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board. In fiscal 1997, the Executive Committee held no meetings, but took action by unanimous written consent ten times.

  COMPENSATION COMMITTEE. The Compensation Committee is charged with reviewing the Company's general compensation strategy (except with respect to matters entrusted to the Executive Performance Subcommittee as described below); establishing salaries and reviewing benefit programs (including pensions) for the Chief Executive Officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans and certain other compensation plans; and approving certain employment contracts. In fiscal 1997, the Compensation Committee met eight times.

  EXECUTIVE PERFORMANCE SUBCOMMITTEE. During fiscal 1997, the Board of Directors formed the Executive Performance Subcommittee of the Compensation Committee. The Subcommittee succeeded to the principal functions previously carried out by a separate committee of the Board, the Executive Performance Plan Committee. The Subcommittee's principal responsibility is to review and advise the Board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. (Section 162(m) limits the deductibility of compensation in excess of

$1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met.) The Subcommittee did not meet during fiscal 1997, but its predecessor Committee held a total of eight meetings.

  AUDIT REVIEW COMMITTEE. The Audit Review Committee met three times during fiscal 1997. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies relating to ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and review the activities and recommendations of the Company's management audit department.

  NOMINATING COMMITTEE. The Nominating Committee is responsible for soliciting recommendations for candidates for the Board of Directors; developing and reviewing background information for candidates; making recommendations to the Board regarding such candidates; and reviewing and making recommendations to the Board with respect to candidates for directors proposed by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating Committee did not meet during fiscal 1997.

CERTAIN LEGAL PROCEEDINGS

  On January 3, 1997, two purported stockholders, Richard and David Kaplan, filed a putative derivative action in the Superior Court of the State of California, Los Angeles County (the "California Court"), alleging that certain current and former directors of the Company breached their fiduciary duties of loyalty and care and wasted corporate assets in connection with entering into and terminating the Company's employment agreement with its former president, Michael S. Ovitz. On January 7, 1997, two other purported stockholders, William and Geraldine Brehm, filed a substantially identical complaint in the Court of Chancery for the State of Delaware, New Castle County (the "Delaware Court"), and another purported stockholder, Michael Grening, filed a similar complaint in the Delaware Court. On January 14, 1997, Mr. Grening, together with other purported stockholders Michelle De Benedictis, Peter Lawrence and Judith B. Wohl, filed a similar complaint in the California Court. On February 7, 1997, other purported stockholders, Thomas Malloy, Richard Kaser, Carol Kaser, Melvyn Zupnick, Michael Caesar, Robert S. Goldberg and Michael Shores, filed a similar claim in the California Court.

  On May 28, 1997, all these claimants together filed an amended complaint in the Delaware Court, which names as defendants all of the Company's current directors, together with Mr. Ovitz and Stephen F. Bollenbach, the Company's former Chief Financial Officer and a former director. The complaint seeks, among other things, a declaratory judgment that Mr. Ovitz's employment agreement was void or, alternatively, that Mr. Ovitz's termination should be deemed a termination "for cause" and any severance payments to him forfeited, and compensatory or rescissory damages and injunctive and other equitable relief from the named defendants. It also seeks class action status to pursue a claim for damages and invalidation of the 1997 election of directors, based upon allegations of insufficient disclosures concerning, among other things, Mr. Ovitz's termination and Mr. Eisner's compensation.

  The Company believes that the allegations in the complaint are without merit.

                            EXECUTIVE COMPENSATION

  The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1997. Because certain of the functions of the Compensation Committee have been transferred to the Executive Performance Subcommittee, the Subcommittee joins in the report.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE COMPENSATION?

  The Company's compensation program for executives consists of three key elements:

  .  a base salary,

  .  a performance-based annual bonus, and

  .  periodic grants of stock options.

The Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short-and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"--namely, the annual bonus and stock options. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. (Bonus arrangements applicable to the Company's Chief Executive Officer beginning in fiscal 1999 are described below.) Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

  BASE SALARY. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer, and the length of the officer's service. Under the Chief Executive Officer's direction, the Chief of Corporate Operations reviews all salary recommendations with the Compensation Committee, which then approves or disapproves such recommendations. The Chief Executive Officer reviews any salary recommendations for the Chief of Corporate Operations with the Compensation Committee.

  ANNUAL BONUS. Annual bonuses for fiscal 1997 paid to executive officers of the Company were granted under the Company's Annual Bonus Performance Plan. This plan, which was previously designated the 1997 Cash Bonus Performance Plan and approved by the Company's stockholders in 1997, was amended in December 1997 to permit the payment of awards in stock as well as cash. The plan is administered by the Executive Performance Subcommittee and provides for performance-based bonuses for executives who are "covered employees" under
Section 162(m) of the Internal Revenue Code.

  Under the plan, the Subcommittee establishes specific annual "performance targets" for each covered executive officer for performance periods of one or more years from October 1, 1996 through September 30, 2001. The performance targets may be based on one or more of the following business criteria: net income, return on equity, return on assets or earnings per share (in each case as defined in the plan), or on any combination thereof, and must be established while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m). At the same time, the Subcommittee establishes an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. The maximum bonus for any fiscal year may not exceed $10,000,000 or, if less, ten times the executive's base salary ($15,000,000 or, if less, 20 times base salary, in the case of the Chief Executive Officer) or $50,000,000 ($75,000,000 in the case of the Chief Executive Officer) over the five-year term of the plan. These maximum bonus amounts were set above the Company's historical bonus levels for executives other than the Chief Executive Officer because the Section 162(m) regulations allow only "negative discretion" in respect of this type of plan, and the Subcommittee wanted flexibility to recognize exceptional individual performance when warranted.

  Within these limits, the Subcommittee has sole discretion to determine the actual amount of each bonus, and whether payment or vesting of a bonus will be deferred, subject in each case to the plan's terms and any other written commitment authorized by the Subcommittee. The Subcommittee may also exercise "negative discretion" by establishing additional conditions or terms for the payment of bonuses, such as the establishment of other financial, strategic or individual goals, which may be objective or subjective.

  For fiscal 1997, the Subcommittee established an overall Company performance target based upon the achievement of a specified level of net income for the Company as a whole. After the end of the fiscal year, the Subcommittee confirmed that the 1997 target had been achieved and the annual bonuses could therefore be paid under the plan. In arriving at an actual bonus amount for each executive, the Subcommittee then considered several specific factors, including overall Company performance as compared to both budgeted and prior fiscal year performance; the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity; the amount of the Company-wide bonus pool, as described below; and each executive's individual achievements. Based upon these factors, the Subcommittee awarded the bonuses set forth below in the Summary Compensation Table.

  For bonus-eligible executives who are not covered by the Annual Bonus Performance Plan, the Company's Chief Executive Officer, working with the Chief of Corporate Operations, develops a Company-wide bonus pool following each fiscal year. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. The amount of the bonus pool is subject to the approval of both the Compensation Committee and the Board of Directors as a whole. Once the overall bonus pool is approved, the Company's senior management makes individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance.

  STOCK OPTIONS. Under the stock option guidelines adopted by the Compensation Committee, stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement, and/or when all previously granted stock options have either fully vested or are within twelve months of full vesting. Using these guidelines, the Chief of Corporate Operations, under the direction of the Chief Executive Officer, recommends the number of options to be granted, within a range associated with the individual's salary level, and presents this to the Compensation Committee (or to the Executive Performance Committee, in the case of executive officers subject to Section 162(m)) for review and approval. The Chief Executive Officer and/or the Chief of Corporate Operations may make recommendations that deviate from the guidelines where they deem it appropriate. While options typically vest over a minimum five-year period, options granted to certain executive officers have longer vesting periods.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

  As Chief Executive Officer, Mr. Eisner was compensated during most of fiscal 1997 pursuant to an employment agreement entered into in January 1997, which replaced his prior 1989 employment agreement. The new agreement, which extends through September 30, 2006, subject to earlier termination under certain circumstances, provides for an annual base salary of $750,000, the same base salary that Mr. Eisner has received since 1984. Bonuses for fiscal 1997 and 1998 are determined under the Annual Bonus Performance Plan described above, and thereafter pursuant to a formula tied to a compounded earnings growth rate of the Company above a specified level (see "Employment Agreement with Michael
D. Eisner" below). This formula, which was approved by the Company's stockholders in 1997, adopts as its performance criterion growth in earnings per share ("EPS"), because the Company believes that EPS provides an efficient measure of performance and creates an incentive directly related to the Company's growth in the years ahead.

  In connection with the new employment agreement, the Compensation Committee granted Mr. Eisner options to acquire an aggregate of 8,000,000 shares of Company common stock, with vesting of the earliest options delayed for seven years (except in the event of early termination of his employment under certain circumstances described below) and with a significant portion vesting later (subject to the same exception) and bearing exercise prices at 125%, 150%, and 200% of fair market value at the date of grant.

HOW IS THE COMPANY ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Performance Subcommittee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. To meet the stockholder approval requirements of Section 162(m), the Company submitted the Annual Bonus Performance Plan and the bonus formula in Mr. Eisner's employment agreement to stockholders for approval at the 1997 annual meeting. Both were approved at that meeting.

  The Board, the Compensation Committee and the Executive Performance Subcommittee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation          Members of the Executive Performance
 Committe                             Subcommittee


Thomas S. Murphy (Chairman)           Stanley P. Gold (Chairman)
Reveta F. Bowers                      Reveta F. Bowers
Stanley P. Gold                       Ignacio E. Lozano, Jr.
Ignacio E. Lozano, Jr.                Sidney Poitier
Sidney Poitier
Irwin E. Russell
Raymond L. Watson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company, except Mr. Watson, who was Chairman of the Board of Directors of the Company from May 1983 to September 1984. Mr. Murphy was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. prior to its acquisition by the Company, but has not held any office with the Company or its subsidiaries since the acquisition.

  None of the members of the Executive Performance Subcommittee is or has been an officer or employee of the Company.

EMPLOYMENT AGREEMENT WITH MICHAEL D. EISNER

  The Company and Mr. Eisner executed a new employment agreement on January 8, 1997, which provides for Mr. Eisner's employment through September 30, 2006 (subject to earlier termination in certain circumstances as described below), at his current base salary of $750,000 per year, which has been in effect since 1984. Under the agreement, bonus compensation for fiscal years 1997 and 1998 is determined pursuant to the terms of the Company's 1997 Cash Bonus Performance Plan. Starting with fiscal 1999, Mr. Eisner's bonus compensation will be determined through the bonus formula set forth in the Chief Executive Officer Bonus Compensation Plan, which was approved by the Company's stockholders in 1997. This formula ties Mr. Eisner's bonus each year to the growth of the Company's earnings per share ("EPS") above an annual growth rate of 7.5%. The threshold EPS for fiscal 1999 will be an amount 7.5% above the average EPS of the Company for fiscal 1997 and 1998 (subject to a maximum of $3.25 and a minimum of $2.75 for such average). For each subsequent fiscal year, the threshold EPS will be 7.5% more than the prior year's threshold EPS. The bonus for each year will be determined by multiplying the amount, if any, by which the Company's reported EPS exceeds the specified threshold level by a specified "Bonus Percentage," which declines each year, and then multiplying the resulting amount by the number of outstanding shares used by the Company in calculating its reported EPS for the fiscal year in question.

  In connection with the new employment agreement, the Committee also granted to Mr. Eisner, on September 30, 1996, stock options with respect to a total of 8,000,000 shares of common stock of the Company under the Company's 1995 Stock Incentive Plan. Of this total, an option with respect to 5,000,000 shares bears an exercise price of $63.31, the fair market value of the Company's common stock on September 30, 1996 as determined under the Plan, and vests on September 30, 2003, with an expiration date of September 30, 2008. Three additional options, each with respect to 1,000,000 shares, bear exercise prices in excess of fair market value on the date of grant one, with an exercise price of $79.14 (125% of fair market value), vests on September 30, 2004; the second, with an exercise price of $94.97 (150% of fair market value), vests on September 30, 2005; and the third, with an exercise price of $126.62 (200% of fair market value), vests on September 30, 2006. The three additional options expire on September 30, 2011.

  Mr. Eisner's employment agreement provides that either the Company or Mr. Eisner may at any time request a renegotiation of the bonus formula if circumstances arise that cause the results of the bonus formula to be "unfair and inequitable." These circumstances include a combination with another company, capital restructuring, material changes in accounting rules or tax laws, severe or prolonged recession or inflation or any other circumstances, whether intrinsic or extrinsic to the Company, that would materially affect the formula results. If in such circumstances the parties are unable to reach agreement on a substitute formula, the matter may be submitted to arbitration. In all cases, the Company will be permitted to seek stockholder approval or take such other steps as are reasonably required in order for the Company to claim the deductibility of any bonus paid pursuant to a substitute formula. Any change in the bonus formula may be made only on a prospective basis (i.e., only with respect to future years or a year as to which the deadline under federal tax law for establishing a performance-based plan has not passed) and could increase (or decrease) the cost to the Company.

  Mr. Eisner is entitled to receive the bonuses referred to above for each year in which he is employed under the new agreement and, in the event of termination of his employment by the Company in a manner that is a breach of the agreement or termination by him for "good reason" as described below, for the full remaining term of the employment agreement and the 24-month period thereafter, subject to reduction to twelve months if he takes employment with another major entertainment company (other than as an independent producer) within twelve months of termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in September 2006, Mr. Eisner will receive such bonuses for the year in which the termination occurs and for the 24 months following such fiscal year. The employment agreement also provides for a death benefit to Mr. Eisner's estate in the event of his death during the term of the agreement, in an after-tax amount equal to $3,000,000.

  The Company has the right to terminate Mr. Eisner's employment upon his death; illness or disability that has incapacitated him for six consecutive months; or "good cause," which is defined as gross negligence, malfeasance or resignation without approval of the Company. Mr. Eisner has the right to terminate the agreement for "good reason" in the event he is not elected or retained as Chairman and Chief Executive Officer and a director of the Company, or the Company acts to reduce his duties and responsibilities materially or to change the location of the performance of his duties from the Los Angeles area. In the event of any termination of Mr. Eisner's employment by the Company without "good cause" or by Mr. Eisner for "good reason," or in the event his death or disability, all of Mr. Eisner's options granted in connection with his new employment agreement vest immediately and remain exercisable until the earlier of five years thereafter or their scheduled expiration dates, and he or his estate is entitled to a cash payment equal to the present value of the remainder of the salary and to the bonus payments provided for in his agreement as described above.

  The agreement also provides for Mr. Eisner to serve as a consultant to the Company after expiration of the agreement at a fee to be mutually agreed (which may be nominal), plus continuation of his benefits and perquisites under the agreement, other than salary, bonus, stock options and group health, pension and employee welfare plan coverage. Any such consulting agreement would be terminable by the Company if Mr. Eisner were to accept employment with a third party, render any services to a competitor or become disabled.

  Prior to the effectiveness of the current employment agreement on January 8, 1997, Mr. Eisner served the Company pursuant to an employment agreement dated as of January 11, 1989. Mr. Eisner's base salary under that agreement was $750,000 per year and he was entitled to a nondiscretionary annual bonus equal to 2% of the amount by which the Company's net income for each fiscal year exceeded the amount representing a return on stockholder's equity of 11% (9% for 1989 and 1990). In November 1996, the application of the formula was adjusted pursuant to a provision in the employment agreement providing for adjustments in the event of mergers or other corporate combinations. The former agreement provided for a single stock option grant (made on January 11, 1989) with respect to 8,000,000 shares of common stock. Of the options granted, 25% were granted at an exercise price $10 above the then current fair market value of the common stock, with the remaining 75% granted at a price equal to fair market value.

EXECUTIVE COMPENSATION SUMMARY TABLE

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of September 30, 1997 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                     EXECUTIVE COMPENSATION SUMMARY TABLE

                                                                             LONG-TERM
                                       ANNUAL COMPENSATION                 COMPENSATION
                            ------------------------------------------ ---------------------
                                                                       NUMBER OF
                                                                         STOCK    RESTRICTED
     NAME AND PRINCIPAL     FISCAL                      OTHER ANNUAL    OPTIONS     STOCK       ALL OTHER
         POSITIONS           YEAR   SALARY   BONUS(1)  COMPENSATION(2)  GRANTED   AWARDS(1)  COMPENSATION(3)
  Michael D. Eisner          1997  $750,000 $9,900,000          --             --         --     $3,820
   Chief Executive Officer   1996   750,000  7,900,000          --      8,000,000         --      3,520
    and Chairman of the      1995   750,000  8,024,707          --             -- $5,996,552      6,877
    Board

  Roy E. Disney              1997  $500,000 $  700,000          --             --         --     $  620
   Vice Chairman of the      1996   459,614    700,000          --             --         --      3,520
    Board                    1995   350,000    500,000          --        200,000         --      3,820

  Sanford M. Litvack         1997  $749,616 $1,475,000          --        200,000         --     $3,820
   Senior Executive Vice     1996   650,000  1,100,000          --             --         --      3,520
   President and Chief of    1995   647,115  1,600,000          --             --         --      6,820
   Corporate Operations

  Richard D. Nanula(4)       1997  $632,692 $1,300,000     $78,752             --         --     $3,820
   Senior Executive Vice     1996   552,577    750,000      73,510        212,000         --      3,520
   President and Chief       1995   450,000    500,000     108,297             --         --      3,550
   Financial Officer

  Lawrence P. Murphy         1997  $566,346 $  800,000          --             --         --     $3,820
   Executive Vice            1996   522,308    650,000          --             --         --      3,520
    President and Chief      1995   475,769    550,000          --        150,000         --      6,828
    Strategic Officer

 (1) Mr. Eisner's bonuses for fiscal years 1995 and 1996 were calculated pursuant to the bonus formula in his 1989 employment agreement (see "Employment Agreement with Michael D. Eisner" above). He received 97,445 shares of restricted stock as part of his fiscal 1995 bonus, based upon the average closing price for the Company's common stock ($61.538) during a "window period" following the release of the year's financial results. The value of the restricted shares represents the aggregate bonus amount, less the cash portion (i.e., the bonus payable if net income were .175 times stockholders equity) under the terms of the 1989 agreement. The restrictions on the restricted shares lapse on January 3, 1999, and may lapse earlier upon certain events (including death, disability, a termination by the Company without "good cause," a termination by Mr. Eisner for "good reason" or an agreement for the combination or sale of the Company that would, or could reasonably be expected to, eliminate or materially impair the market for public trading of the Company's common stock). The restricted shares will be forfeited if Mr. Eisner's employment is terminated by the Company for "good cause." At the end of fiscal 1997, the restricted shares had a market value of $7,854,067 (without giving effect to any diminution in value attributable to the restrictions). Dividends are paid on the restricted shares at the same rate payable to common stockholders and thus are not reflected in the amounts reported under applicable S.E.C. rules.
 (2) In accordance with S.E.C. rules, amounts totaling less than $50,000 have been omitted. The only portions of the amounts for Mr. Nanula that represent more than 25% of the totals shown are interest payment reimbursements in the amount of $50,584 for fiscal 1997, $52,460 for fiscal 1996 and $63,468 for fiscal 1995.
 (3) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included this column pursuant to the S.E.C.'s rules. The amounts shown in this column include the following:
   . Matching contributions by the Company under the Disney Salaried Savings and Investment Plan, all of which are invested in common stock of the Company. During fiscal 1997, the Company's matching contributions were $3,200 for each of Messrs. Eisner, Litvack, Nanula and Murphy. Mr. Disney did not participate in the plan.
   . Insurance premiums under personal liability insurance plans that the Company provides for certain key employees with coverage up to $5,000,000. Benefits under the plan supplement each employee's personal homeowner's and automobile liability insurance coverage. During fiscal 1997, the Company paid $620 in premiums on behalf of each of the named executive officers.

 (4) Mr. Nanula assumed his current position in February 1996. From November 1994 to February 1996, he served as President of The Disney Store Worldwide, and from August 1991 to February 1994 he was Senior Vice President and Chief Financial Officer of the Company and from February 1994 to April 1995, Executive Vice President and Chief Financial Officer of the Company.

OPTION GRANTS FOR FISCAL 1997

  The following table sets forth information with respect to option grants to the named executive officers during fiscal 1997 and the potential realizable value of such option grants:

  . the number of shares of common stock underlying options granted during the year;

  . the percentage that such options represent of all options granted to employees during the year;

  . the exercise price;

  . the expiration date; and

  . the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

  The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, as permitted by the rules of the Securities and Exchange Commission, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

                       OPTION GRANTS DURING FISCAL 1997

                                  % OF TOTAL
                         NUMBER    OPTIONS                         HYPOTHETICAL
                           OF     GRANTED TO  EXERCISE               VALUE AT
                         OPTIONS EMPLOYEES IN   PRICE   EXPIRATION    GRANT
           NAME          GRANTED FISCAL YEAR  ($/SHARE)  DATE(1)     DATE(2)
  Michael D. Eisner.....      --      --           --          --           --

  Roy E. Disney.........      --      --           --          --           --

  Sanford M. Litvack.... 200,000     1.8%      $72.50    11/25/06   $4,952,000

  Richard D. Nanula.....      --      --           --          --           --

  Lawrence P. Murphy....      --      --           --          --           --

 (1) The Compensation Committee and the Executive Performance Subcommittee, which administer the Company's stock option and incentive plans, have general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits, and, with the consent of the affected optionee, to change the exercise price to a price not less than 100% of the market value of the stock on the effective date of the amendment. The Committee and the Subcommittee have no current intention to exercise that authority with respect to these options.
 (2) The estimated present value at grant date of options granted during fiscal year 1997 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6.0 years; a risk-free interest rate of 6.0%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 23.0%; and a dividend yield of 0.71%, representing the current $0.1325 per share annualized dividends divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

OPTION EXERCISES AND VALUES FOR FISCAL 1997

  The table below sets forth the following information with respect to option exercises during fiscal 1997 by each of the named executive officers and the status of their options at September 30, 1997:

  . the number of shares of common stock acquired upon exercise of options during fiscal 1997;

  . the aggregate dollar value realized upon the exercise of such options;

  . the total number of exercisable and non-exercisable stock options held at September 30, 1997, and

  . the aggregate dollar value of in-the-money exercisable options at September 30, 1997.

                AGGREGATED OPTION EXERCISES DURING FISCAL 1997
                                      AND
                      OPTION VALUES ON SEPTEMBER 30, 1997

                             NUMBER OF                                         VALUE OF UNEXERCISED IN-
                              SHARES       VALUE      NUMBER OF UNEXERCISED       THE-MONEY OPTIONS
                           ACQUIRED UPON  REALIZED       OPTIONS 9/30/97              9/30/97(1)
                            EXERCISE OF     UPON    ------------------------- --------------------------
            NAME              OPTION      EXERCISE  EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
  Michael D. Eisner.......        --             --  7,333,336    8,666,664   $460,790,162 $129,789,837

  Roy E. Disney...........        --             --     80,000      120,000      2,273,200    4,084,800

  Sanford M. Litvack......        --             --    450,000      350,000     22,241,500    8,288,500

  Richard D. Nanula.......    50,000     $2,651,608    170,000      444,000      7,599,780   14,558,860

  Lawrence P. Murphy......    80,000      5,183,200    312,000      210,000     16,788,400    7,051,500

 (1) In accordance with the S.E.C.'s rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $80.60, the average of the high and low common stock price reported for the New York Stock Exchange on September 30, 1997.

RETIREMENT PLANS

  The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based primarily on the participant's credited years of service and average base compensation (base compensation excludes other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant's retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Retirement benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service.

  In addition, the Company maintains a nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits for key salaried employees. This plan provides retirement benefits in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. In calendar year 1997, the maximum compensation limit under a tax-qualified plan was $160,000 and the maximum annual benefit accruable under a tax-qualified defined benefit plan was $125,000. Benefits under this plan are provided by the Company on a noncontributory basis.

  The table below illustrates the total combined estimated annual benefits payable under these retirement plans to eligible salaried employees for years of service assuming normal retirement at age 65. The table illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

                     RETIREMENT PLAN AND RESTATED KEY PLAN

        AVERAGE ANNUAL BASE                  YEARS OF CREDITED SERVICE
       COMPENSATION HIGHEST         --------------------------------------------
      FIVE CONSECUTIVE YEARS           15       20       25       30       35
      $  150,000................... $ 45,444 $ 60,621 $ 75,906 $ 91,050 $104,925

         300,000...................   88,757  118,371  148,094  177,675  205,988

         450,000...................  132,069  176,121  220,281  264,300  307,050

         600,000...................  175,382  233,871  292,469  350,925  408,113

         750,000...................  218,694  291,621  364,656  437,550  509,175

       1,000,000...................  290,882  387,871  484,969  581,925  677,613

  As of December 1, 1997, the estimated annual payments for services under the Company's retirement plans would be based upon an average compensation of $750,000 for Mr. Eisner, $408,461 for Mr. Disney, $619,539 for Mr. Litvack, $481,285 for Mr. Nanula and $490,004 for Mr. Murphy. Messrs. Eisner and Disney each have thirteen years, Mr. Litvack has seven years and Messrs. Nanula and Murphy each have twelve years of credited service.

COMPARISON OF FIVE-YEAR AND THIRTEEN-YEAR CUMULATIVE TOTAL RETURNS

  The following two graphs compare the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and two peer group indices over two periods extending through the end of fiscal 1997. The first period covers the five fiscal years beginning on October 1, 1992, while the second period covers the thirteen fiscal years beginning on October 1, 1984, shortly after Mr. Eisner became the Company's Chairman and Chief Executive Officer. The graphs assume that $100 was invested on, respectively, October 1, 1992 and October 1, 1984 in the Company's common stock, the S&P 500 Index and each of the peer group indices, and that all dividends were reinvested.

  The first of the two peer groups in the graphs (the "Custom Composite Index
(Old)") is a specially constructed group that the Company used prior to this year for comparative purposes. This group included the common stocks of Capital Cities/ABC, Inc., Club Med, Inc., Hasbro, Inc., Hilton Hotels Corp., King World Productions, Inc., Mattel, Inc., Paramount Communications Inc., Time Warner Inc., Turner Broadcasting System, Inc. and Viacom Inc. Many of the companies in this index have, however, undergone significant changes in recent years, and some no longer exist as domestic public companies. Thus, Paramount Communications Inc. became a subsidiary of Viacom Inc. in July 1994; Capital Cities/ABC, Inc. became a subsidiary of the Company February 1996; and Turner Broadcasting System, Inc. became a subsidiary of Time Warner Inc. in October 1997. Club Med, Inc. was acquired by a French corporate entity in 1995. In addition, the Company's 1996 acquisition of Capital Cities/ABC, Inc. significantly altered the overall mix of the Company's businesses, making the inclusion of certain of the companies in the old index, such as Hasbro, Inc., Mattel, Inc. and Hilton Hotels, Inc., less meaningful for comparative purposes.

  These changes have made the old peer group less relevant for comparative purposes, and the Company has accordingly adopted a new composite peer group index (the "Custom Composite Index (New)"), which includes the corporations (other than the Company) that make up the Standard & Poor's Entertainment Index, a published industry index, together with The News Corporation Limited, which is not included in the Standard and Poor's Entertainment Index but is engaged in many of the same businesses as the Company. The Company believes this new composite index provides a better basis for performance comparisons than the old index.

                               PERFORMANCE GRAPHS
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDICES

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                   CUSTOM         CUSTOM
Measurement Period       THE WALT      S&P         COMPOSITE      COMPOSITE
(Fiscal Year Covered)    DISNEY CO.    500(R)      INDEX (NEW)    INDEX (OLD)
----------------------   ----------    ------      ------------   ------------
Measurement Pt: 09/92    $100          $100        $100           $100
FYE  09/93               $105          $174        $113           $147
FYE  09/94               $108          $147        $117           $137
FYE  09/95               $161          $174        $152           $146
FYE  09/96               $179          $146        $183           $190
FYE  09/97               $230          $180        $257           $249

              COMPARISON OF THIRTEEN-YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDICES
                        [PERFORMANCE GRAPH APPEARS HERE]

                         THE                       CUSTOM        CUSTOM
Measurement Period       WALT DISNEY   S&P 500     COMPOSITE     COMPOSITE
(Fiscal Year Covered)    COMPANY       INDEX       INDEX (NEW)   INDEX (OLD)
----------------------   -----------   ---------   -----------   -----------
Measurement Pt: Sep-84   $100          $100        $100          $100
Sep-85                   $145          $114        $134          $138
Sep-86                   $275          $151        $187          $186
Sep-87                   $543          $216        $287          $270
Sep-88                   $456          $189        $295          $251
Sep-89                   $855          $252        $379          $397
Sep-90                   $644          $228        $210          $255
Sep-91                   $815          $300        $279          $300
Sep-92                   $1,043        $333        $304          $357
Sep-93                   $1,092        $376        $531          $523
Sep-94                   $1,128        $390        $448          $489
Sep-95                   $1,682        $506        $531          $620
Sep-96                   $1,867        $608        $446          $678
Sep-97                   $2,397        $854        $548          $890

  ITEM 2--AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR ANNUAL
                             ELECTION OF DIRECTORS

  In 1987, the Company's stockholders approved a proposal to reincorporate the parent company, which was then a California corporation, in the State of Delaware. The certificate of incorporation of the reincorporated company provided, among other things, for a classified Board of Directors; that is, a system under which one-third of the directors are elected annually, each for a three-year term. The adoption by the Company--and many other major corporations--of a classified board reflected widespread concern at the time over the use of abusive techniques by corporate "raiders" and others who engaged in hostile and non-negotiated attempts to acquire corporations to the disadvantage of stockholders. The Company itself had been the subject of such a takeover attempt in 1984. A classified board was widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended term of directors could operate to prevent the acquisition of control of the board in a relatively short period of time. A classified board was also viewed as promoting stability and continuity among a corporation's directors.

  In 1998, eleven years later, the Company's market value has grown by more than ten times. In addition, corporate acquisition techniques have evolved, and the ability of boards of directors to exercise their fiduciary responsibilities to stockholders in the context of proposed acquisitions has been substantially strengthened through the use of shareholder rights plans and the continuing development of basic principles of corporate law and practice.

  Against this background, some investors have come to view classified boards as having the effect of insulating directors from a corporation's stockholders, and a number of major corporations have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, principles of good corporate governance dictate that all directors of a corporation be elected annually. The Board of Directors of the Company agrees with this conclusion.

  Accordingly, the Board of Directors has unanimously approved, and recommends to stockholders that they consider and approve, a proposal to amend the Company's certificate of incorporation to phase out the current division of the Board of Directors into three classes, with one class elected each year for a three-year term, and to provide instead for the annual election of directors commencing with the class of directors standing for election in 1999. In order to ensure a smooth transition to the new system, the proposed amendment would not shorten the terms of directors elected prior to its effectiveness, including those elected at the 1998 annual meeting, each of whom would serve for the full term for which he or she was elected. The new procedure would, however, apply to all directors as their current terms expire. Thus, the current Class III directors, who were elected at the 1996 annual meeting for three-year terms, would stand for election at the 1999 annual meeting for a one-year term. At the annual meeting in 2000, those directors, together with the current Class I directors, whose terms expire in 2000, would stand for election for a one-year term. Beginning with the annual meeting in 2001, the classification of the Board would terminate and all directors would be subject to annual election.

  If the proposed amendment is approved, the fifth article of the Company's current certificate of incorporation would be deleted and replaced by the following:

    "FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine directors or more than twenty-one directors, the exact number of directors to be determined from time to time solely by resolution adopted by the Board of Directors. Until the annual meeting of stockholders in 2001, the directors shall be divided into three classes, consisting initially of five, six and five directors and designated Class I, Class II and Class III, respectively. Each director elected prior to the effective date of this Article FIFTH shall serve for the full term for which he or she was elected, such that the term of each director elected at the 1996 annual meeting (Class III) shall end at the annual meeting in 1999, the term of each director elected at the 1997 annual meeting (Class I) shall end at the annual meeting in 2000, and the term of each director elected at the 1998 annual meeting (Class II) shall end at the annual meeting in 2001. The term of each director elected after the 1998 annual meeting, whether at an annual meeting or to fill a vacancy in the Board of Directors arising for any reason, including an increase in the size of the Board of Directors, shall end at the first annual meeting following his or her election. Commencing with the annual meeting in 2001, the foregoing classification of the Board of Directors shall cease, and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

    "SIXTH: Notwithstanding the provisions of Article FIFTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto."

  The proposed amendment would also delete the existing sixth article of the Company's current certificate of incorporation, which provides, in accordance with the provisions of Delaware law applicable to classified boards of directors, that directors may be removed only for cause. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote generally in the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

        ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1998. Price Waterhouse LLP has served as the Company's independent accountants since the incorporation of Walt Disney Productions in 1938. Services provided to the Company and its subsidiaries by Price Waterhouse LLP in fiscal 1997 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, services in connection with the monitoring of compliance with the Company's codes of conduct for licensees and manufacturers and consultations on various tax and information services matters.

  Representatives of Price Waterhouse LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

                         ITEM 4--STOCKHOLDER PROPOSALS

  The Company has been notified that the following stockholders of the Company intend to present the proposals set forth below for consideration at the annual meeting.

  The address and stock ownership of each of the proponents will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefor.

PROPOSAL 1--SHAREHOLDER RIGHTS PLAN

  Mr. Joseph Puleo has submitted the following proposal:

    "Resolved, that the shareholders of the Walt Disney Company request the Board of Directors to refrain from adopting any future shareholders rights plan, rights agreement, or other device commonly known as a "poison pill' without the prior approval of the stockholders at an Annual or Special meeting, and to redeem or terminate any such plan, agreement or device which may be in effect at the adoption of this resolution.

                             "Statement of Support

    "A poison pill is an anti-takeover device, which effectively prevents a change in control of a Company without the approval of the Board of Directors. It forces potential acquirers to negotiate acquisitions with management, instead of making an offer directly to the stockholders.

    "The stockholders, who own the Company, should have the right to decide what is a fair price for their holdings. The directors and managers, who serve as our agents, should not usurp that right.

    "In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of stockholders. Stockholders should have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

    "In this regard, proposals to redeem or allow shareholder votes on poison pills have received the support of a majority of the shareholders at fourteen publicly traded American companies within the last two years. According to the Investor Responsibility Research Center (IRRC), these include CSX, Wallman, the Fleming Companies, Columbia/HCA, Flour, Bausch & Lomb, J.C. Penney, Lukens, Consolidated Natural Gas, Harrah's Entertainment, Baker Hughes, Weyerhaeuser and Rowan.

    "Of the proposals to redeem or allow votes on poison pills within the IRRC research universe, the proponents won 53% of the votes cast during 1996 and 1997. And the results do not take account of the many companies that have decided to redeem or allow votes on poison pills without action by their shareholders."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The Board of Directors adopted the Company's shareholder rights plan in 1989 to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's plan have been adopted by a majority of the corporations included in the Standard & Poor's 500.

  The purpose of the rights plan is to strengthen the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. It is designed, instead, to encourage any potential acquiror to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally. The rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting the rights plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

  The Board believes that the adoption of a shareholder rights plan is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of shareholders. The adoption of such a plan is in accord with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 2--CORPORATE GOVERNANCE

  The College Retirement Equities Fund has submitted the following proposal:

    "WHEREAS, the Board of Directors' practices in governing the Company's affairs can significantly affect the value of the shareholders' investment;

    "WHEREAS, shareholders have a legitimate interest in evaluating the composition of the Company's Board, in order to assess the Board's ability to represent shareholders' interests;

    "WHEREAS, the Company's and shareholders' interests can best be served by a Board with the majority of directors who are independent of management; and

    "WHEREAS, the Company's current Board structure raises serious questions about the capacity of the Board to act independently of management if necessary;

    "RESOLVED, that the shareholders request that the Company adopt a policy to move as rapidly as possible to reconfigure the Board of Directors so that a majority of the directors are independent directors, and that the Audit, Compensation, and Nominating committees of the Board of Directors consist entirely of independent directors. For these purposes, an "independent director" is one who has no present or former employment by the Company or any significant financial or personal ties to the Company or its management.

  "SUPPORTING STATEMENT

    "We are a long-term shareholder with investments in some 2,000 U.S. corporations, including a major investment in Disney. It is our view that the primary responsibility of a board of directors is to foster a company's long-term success consistent with the board's fiduciary obligation to shareholders. We believe that to best fulfill that responsibility and thereby enhance a company's ability to produce shareholder value, a majority of the board should be independent directors, and certain key committees should be composed entirely of independent directors. An independent director should be someone without ties to management or the company that could interfere or appear to interfere with the director's loyalty to the shareholders or ability to exercise independent judgment in the shareholders' best interests.

    "The Company's governance practices raise serious questions about this Board's independence. We note that a majority of the Board are not independent and that key Board committees including the Audit, Compensation, and Nominating Committees each have at least one member with significant business or personal ties to the Company's management.

    "We believe an independent board is an essential component of any effective governance system because such a board does not have even the appearance of conflicts of interest and is best able to represent the shareholders and inspire shareholder confidence in the impartiality of its decisions. While we acknowledge the importance of input from people with intimate knowledge of a company in board or committee deliberations, key management executives can take an active part in board discussions without being board members. However, we believe that companies have greater credibility when critical decisions relating to such issues as executive compensation, company audits, management changes, corporate control contests, and major lawsuits, are made by an independent board. Because having an independent board and independent key board committees is integral to shareholder confidence, and, ultimately, to enhancing the long-term value of a company, and, ultimately, to enhancing the long-term value of a company, we ask that this resolution be adopted."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The Company agrees fully with the two basic principles set forth in the proposed resolution: that a majority of the Company's directors should be independent and that certain key committees of the Board should consist only of independent directors. These are principles already embodied in the Company's corporate governance practices and reflected in the Corporate Governance Guidelines adopted by the Board of Directors in 1996.

  With respect to the composition of the Board of Directors as a whole, the Guidelines contemplate that at least 60 percent of the full Board of Directors should be independent. With respect to Committee membership, the Guidelines provide that the members of each Committee are to be selected from among the independent directors, with the sole exception of the Executive Committee, which includes the Chief Executive Officer and may include one or more other non-independent directors.

  The Company's disagreement with the proposed resolution arises out of proponents' definition of "independent," which the Company believes is excessively restrictive. The Company's view, as set forth in the Corporate Governance Guidelines, is that a director will not be considered independent if he or she is presently, or during the preceding three years has been, an employee of the Company, or if he or she acts on a regular basis either individually or as a representative of an organization that supplies goods or services to the Company, if the relationship is considered material to the individual or organization. The Guidelines also provide for a formal annual review of the independent status of all outside directors. During fiscal 1997, this review was conducted during the annual organization meeting of the Board following the Company's 1997 stockholder meeting. As a result of that review, which took into consideration the extent of any business relationships between the Company and individual directors or entities with which they are affiliated, the Board concluded that more than 60 percent of the Board's members satisfied the definition of "independent" set forth in the Guidelines.

  The Company believes that the principles articulated in the Corporate Governance Guidelines provide an effective framework for ensuring Board independence without adopting restrictions that are so rigid that they would deprive the Board, and the Company's stockholders, of the benefits resulting from the active participation of directors with a deep understanding of the Company's history, practices and objectives. In addition, the Company believes that the proposed adoption of procedures for the annual election of all directors will enhance the ability of stockholders to monitor Board performance.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 3--CONTRACT SUPPLIER STANDARDS

  The Adrian Dominican Sisters, the Burke-Lazarus 1995 Trust, the Catholic Society of Religious and Literary Education, the General Board of Pension and Health Benefits of the United Methodist Church, the

Maryknoll Sisters, the Medical Mission Sisters, the Oregon Province of the Society of Jesus, the Sisters of St. Dominic of Caldwell, NJ and the Sisters of Saint Joseph have submitted the following proposal:

  "WHEREAS: The public is concerned about the conditions under which the goods they purchase and the clothing they wear are produced. More companies are contracting with independent producers for goods and services outside the United States. A Marymount University survey conducted in 1996 indicates 79% of respondents stated they would avoid shopping in stores if they were aware that stores sold goods made under sweatshop conditions. Eighty-three percent said they would be willing to pay a dollar more for a $20 garment not made in sweatshops.

  "Disturbing information has surfaced about independent producers with regard to abuse of worker rights. In July 1997, a human rights group released information indicating that workers at Gilanex factories in Haiti, where shirts are sewn for Disney, receive as little as 28 cents an hour, which does not allow for workers to meet their basic needs. Recent press reports indicate that one producer of Disney products may relocate from Haiti to Southeast Asia, which we believe would place unnecessary hardship on Haitian workers (The Grand Rapids Press. 7/9/97)

  "Disney should take actions to ensure it does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions, freedom of association and other rights.

  "We commend Disney for publishing its Code of Conduct and translating it into the languages of employees where the company has contracts. Disney should demonstrate enforcement of its code by developing independent monitoring programs with local non-governmental groups and policies for a sustainable living wage system for contract employees, which would add little to production costs.

  "In receiving the White House Apparel Industry Partnership report in April 1997, President Clinton said, it is not enough to establish tough rules. We must ensure that they are enforced, and that American consumers know that they are being followed. That is why the apparel industry is forming a special association to make sure companies and contractors live up to the Code of Conduct, using independent monitors. Through the use of independent monitoring (a system used by The Gap in El Salvador), there can be greater assurance of adherence to the company's code.

  "Resolved: Shareholders request the Board of Directors to report on its Code of Conduct compliance mechanisms for vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by September 1998. The report should include:

  "1. Summary of current company practices enforcing the company's Code of Conduct for its manufacturers and licensees.

  "2. Establishment of independent monitoring programs in conjunction with local respected religious and human rights groups.

  "3. Policies to implement ongoing wage adjustments, ensuring adequate purchasing power and a sustainable living wage.

  "4. Establishment of incentives to encourage suppliers to raise standards rather than terminate contracts.

  "5. Public disclosure of contract supplier reviews on a regular basis."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The proposed resolution is substantially similar to one considered at the Company's 1997 annual meeting, which was submitted by some of the same proponents. The 1997 resolution was not approved, by a vote of 411,501,241 "against" to 43,522,642 "for," with 25,383,772 abstentions.

  The Company opposes adoption of the resolution because of some of its specific components, although in general the company is in full agreement with the proponents with respect to the importance of strengthening its efforts in the area of international labor practices. At the 1997 annual meeting, the Company reported on a number of steps it had taken toward this end, including the organization of an International Labor Standards Group composed of senior executives from the Company's corporate and business operations. The Group was given responsibility for conducting an in-depth review of the Company's existing practices and developing strengthened policies and procedures on a Company-wide basis.

  An early result of the Group's efforts was the adoption of a standard Code of Conduct for all of the Company's licensees and for manufacturers used by licensees for the production of licensed merchandise, as well as manufacturers producing such merchandise directly for the Company and its subsidiaries. Following the publication in April 1997 of the Workplace Code of Conduct developed by the White House Apparel Industry Partnership, the Company revised its Code of Conduct in order to bring it into substantial conformity with the labor standards set forth in the Workplace Code. As revised, the Company's
Code:

  . prohibits any use of child labor, or forced or involuntary labor;

  . requires that employees be treated with dignity and respect, without use of corporal punishment, threats of violence or other forms of harassment or abuse;

  . prohibits discrimination in hiring and employment practices;

  . requires respect for the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner;

  . requires maintenance of the workplace (and any employer-provided housing) in a safe and healthy condition in compliance with all applicable laws and regulations, ensuring at a minimum reasonable access to potable water and sanitary facilities;

  . recognizes that wages are essential to meeting employees' basic needs, and requires manufacturers, at a minimum, to comply with all applicable wage and hour laws and regulations. Except in extraordinary business circumstances, manufacturers may not require employees to work more than 48 hours per week and 12 hours overtime or, if less, the maximum allowed by local law or, where local law does not limit hours of work, the regular work week plus 12 hours overtime, and must provide employees at least one day off in every seven-day period. Where local industry standards are higher than applicable legal requirements, the Company expects manufacturers to meet the higher standards;

  . requires compliance with all applicable laws and regulations, including environmental laws and regulations and those pertaining to the manufacture, pricing, sale and distribution of merchandise;

  . requires manufacturers to authorize the Company and its agents (including third parties) to engage in monitoring activities to confirm compliance with the Code, including unannounced on-site inspections, reviews of employment-related books and records and private interviews with employees; and

  . requires the prominent posting of a copy of the Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

  The Code imposes the same requirements on any subcontractors retained by manufacturers. (The full text of the Code of Conduct may be obtained by interested stockholders from the Corporate Secretary of the Company.)

  Since the 1997 annual meeting, the Company has further expanded its efforts in the international labor arena. Among other things, the Company has:

  . translated the Code of Conduct into more than 50 languages and undertaken its distribution to all of the Company's licensees and to all manufacturers engaged in the manufacture of Disney-branded products for the Company or its licensees for posting in the workplace;

  . convened regional meetings between the Company's licensing and monitoring executives and more than 5,100 licensees and manufacturers in fourteen Asian countries, Latin America, Europe and the United States to review the Code and the Company's monitoring efforts and to enlist their cooperation in ensuring that the Company's standards are fully met;

  . substantially expanded the Company's monitoring program, completing more than 1,400 manufacturer audits around the world (including follow-up reaudits where appropriate), conducted by the Company's independent auditors, as well as its internal auditors, in the United States and internationally;

  . formed regional consumer products task forces with specific responsibilities for ensuring maintenance of the Company's labor standards;

  . created and filled a new senior position within the Consumer Products group dedicated to the implementation and enforcement of the Company's labor standards, and extended the mandate of the Company's International Labor Standards Group to continue supervising the Company's activities in this area; and

  . developed a sophisticated Company-wide databank and software programs to consolidate information relating to licensees and manufacturers around the world, enabling the Company to monitor more closely the identities of all manufacturers and licensees and to respond expeditiously to reports of problems.

  These ongoing efforts reflect the Company's continuing commitment to strengthening the labor practices of its international licensees and manufacturers. Against this background, the Company believes its activities are substantially consistent with the objectives of the proposed resolution, with two exceptions.

  First, the Company believes that its current approach to monitoring, which relies on both internal auditors and independent professional monitoring and inspection firms retained by the Company, is best suited to ensure compliance with its standards on a global basis. While the Company agrees that there may be a role for local nongovernmental organizations in special circumstances, there is neither an existing network of organizations to carry out such monitoring on a global basis nor a consensus on monitoring standards or methods. Under these circumstances, the Company believes it would be both difficult and inefficient to approach this issue as an abstract, global principle, rather than a targeted mechanism for addressing specific problems.

  Second, the Company does not believe that the proponents' call for the implementation of "ongoing wage adjustments, ensuring adequate purchasing power and a sustainable living wage" is feasible or realistic. The Company's Code of Conduct addresses this issue in the same manner as the Workplace Code of Conduct developed by the Apparel Industry Partnership, requiring licensees and manufacturers to recognize that wages are essential to meeting employees' basic needs and to comply, at a minimum, with all applicable wage and hour laws and regulations. The Code further states the Company's expectation that, where local industry standards are higher than applicable legal requirements, manufacturers will meet the higher standards. This, too, is consistent with the Workplace Code of Conduct.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. In the event that any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                            ADDITIONAL INFORMATION

  STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 1999 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than September 8, 1998.

  PROXY SOLICITATION COSTS. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed
                                          -----------------------
                                          Marsha L. Reed
                                          Corporate Secretary

January 2, 1998

LOGO

--------------------------------------------------------------------------------

PROXY FORM                  The Walt Disney Company                   PROXY FORM

        Annual Meeting of Stockholders -- To Be Held February 24, 1998
                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) SANFORD M. LITVACK, RICHARD D. NANULA, and DAVID K. THOMPSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 1998 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBERS 2 AND 3, AGAINST PROPOSAL NUMBERS 4 THROUGH 6, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

                CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE

-------------------------------------------------------------------------------
                 IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                       PLEASE READ THE INSTRUCTIONS BELOW
-------------------------------------------------------------------------------

The Walt Disney Company encourages you to take advantage of new and convenient ways to vote your shares for matters to be covered at the 1998 ANNUAL MEETING OF STOCKHOLDERS. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

John Doe
51 Mercedes Way
Edgewood, NY  11717

VOTE BY PHONE - 1-800-868-3237

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Walt Disney Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
-------------------------------------------------
CONTROL NUMBER:
-------------------------------------------------
IF YOU VOTE BY PHONE OR VOTE USING THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.
                              THANK YOU FOR VOTING

===============================================================================
Fold & Tear Here                                               Fold & Tear Here
-------------------------------------------------------------------------------

 THE BOARD RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4, 5 AND 6
-------------------------------------------------------------------------------
(1)  ELECTION OF DIRECTORS:
     (01) Michael D. Eisner, (02) Stanley P. Gold, (03) Thomas S. Murphy,
     (04) Leo J. O'Donovan, S.J., (05) Irwin E. Russell, (06) Raymond L. Watson

                     FOR                                      WITHHOLD
       all nominees (except as marked                  authority to vote for
               to the contrary)                             all nominees
                     [_]                                         [_]

     WITHHOLD authority to vote for the individual nominee(s) identified in the space provided below

     ______________________________________________



                                                      FOR  AGAINST  ABSTAIN
(2)  To approve an amendment to the Company's         [_]    [_]      [_]
     certificate of incorporation to provide for annual election of directors


(3)  To ratify the appointment of Price               [_]    [_]      [_]
     Waterhouse LLP as the Company's
     independent accountants for 1998.

(4)  To approve a stockholder proposal with           [_]    [_]      [_]
     respect to the shareholder rights plan

(5)  To approve a stockholder proposal with           [_]    [_]      [_]
     respect to corporate governance

(6)  To approve a stockholder proposal with           [_]    [_]      [_]
     respect to contract supplier standards

-------------------------------------------------------------------------------

7777777777      888,888,888   PLEASE MARK ALL
                              CHOICES LIKE THIS [X]

SIGNATURE__________________   DATE____________

SIGNATURE__________________   DATE____________

                1234567890    422786049257

JOHN DOE
51 MERCEDES WAY
EDGEWOOD, NY  11717